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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-55482) pertaining to the Celtrix Pharmaceuticals, Inc. 1991 Stock Option Plan and 1991 Directors' Stock Option Plan, in the Registration Statement (Form S-8 No. 33-42703) pertaining to the Celtrix Pharmaceuticals, Inc. 1991 Stock Option Plan, 1991 Employee Stock Purchase Plan, and 1991 Directors' Stock Option Plan and in the Registration Statements (Form S-3 No. 33-66008 and No. 333-27263) of Celtrix Pharmaceuticals, Inc. of our report dated April 26, 1996 with respect to the consolidated financial statements of Celtrix Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 1997.



                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
June 23, 1997